Code of Ethics

I. Introduction

This Code of Ethics (“Code”) has been adopted by Wakefield Advisors, LLC (“WA”), in compliance with the rule 204A-1 (“Rule”) under the Investment Advisers Act of 1940 (“Act”) to establish standards and procedures to guard against impropriety and conflict in addition to reflecting WA's fiduciary obligations in accordance with the applicable federal securities laws.

II. General Principles

This Code is prepared for the purpose of promoting: (i) honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; (ii) full, fair, accurate, timely and understandable disclosure of all relevant information as required to the appropriate regulatory agencies; (iii) compliance with applicable laws and governmental rules and regulations; (iv) the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and (v) accountability for adherence to the Code.

III. Definition of Access Persons

The specific provisions and reporting requirements of the Proposed Rule and this Code are concerned primarily with those investment activities of Access Persons, as defined below, who are associated with WA and who thus may benefit from or interfere with the purchase or sale of investment products by WA.

“Access Person” means (i) any officer, director or employee of WA; (ii) any employee of any company in a control relationship to WA who, in connection with his or her regular functions or duties, makes, participates in or obtains information regarding the purchase or sale of securities by WA, or whose functions or duties relate to the making of any recommendations with respect to such purchases or sales; and (iii) any natural person in a control relationship to WA who obtains information concerning recommendations made for the purchase or sale of securities by WA.

IV. Standards of Conduct

Each Access Person should adhere to a high standard of business ethics general conduct and should be sensitive to situations that may give rise to actual as well as perceived conflicts of interest.  The following is a list of general standards of conduct applicable to Access Persons of WA:

Duties to Clients and Prospective Clients

Each Access Person must act for the benefit of their clients and place their clients' interests before their own interests. Access Persons have a fiduciary duty to their clients and must act with reasonable care and exercise prudent judgment. In relationships with clients, Access Persons must determine applicable fiduciary duty and must comply with such duty to persons and interests to whom it is owed.

Fair Dealing

Access Persons must deal fairly and objectively with all clients and prospective clients when providing investment analysis, making investment recommendations, taking investment action, or engaging in other investment activities.

Professional Conduct

Access Persons shall, at all times: (i) act with integrity, competence, diligence, respect, and in an ethical manner with its clients and prospective clients; (ii) place the integrity of the investment profession, the interests of clients, and the interests of their employer above their own personal interests; and (iii) use reasonable care and exercise independent professional judgment when conducting investment analysis, making investment recommendations, taking investment actions, and engaging in other professional activities.

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 1
Prepared by Financial Registrations, Inc.	(ver. 040611)

V. General Restrictions

Prohibited Transactions

An Access Person may not effect a personal securities transaction if he/she knows or should know at the time of entering into the transaction that: (i) WA has engaged in a transaction in the same security within the last 180 days, or is engaging in a transaction or is going to engage in a transaction in the same security in the next 180 days, unless such Access Person obtains advance clearance of such transaction and reports to WA all relevant information as described in the Blackout Periods and Pre-Clearance section below.

Blackout Periods and Pre-Clearance

No Access Person shall sell, directly or indirectly, (i) any security in which he or she has, or by reason of such transaction acquires any direct or indirect beneficial ownership on a day during which a Client has a pending buy or sell order in that same security, or (ii) any security which is being considered for purchase or sale, unless specifically approved by the Compliance Officer.

Every Access Person must pre-clear his or her intent to trade (sell) and receive written pre-clearance for such transactions from the Compliance Officer in order to assure adherence to the black-out period.  This pre-clearance is then recorded and compared to both the Personal Quarterly Securities Transaction Reports completed by all employees and their corresponding brokerage statement. A copy of all completed clearance forms, with required signatures, shall be retained by the designated Compliance Officer and/or Administrator of this Code

Initial Public Offerings

No Access Person shall acquire direct or indirect beneficial ownership of any security in an initial public offering without prior approval of the Compliance Officer.

Private Placements/OTC Trading

With regard to private placements and transactions in securities which are not listed on the New York Stock Exchange or American Stock Exchange, or traded in the National Association of Securities Dealers Automated Quotation System (together "Unlisted Securities”):

Each Access Person contemplating the acquisition of direct or indirect beneficial ownership of a security in a private placement transaction or a security which is an Unlisted Security, shall obtain express prior written approval from the Designated Officer for any such acquisition (who, in making such determination, shall consider among other factors, whether the investment opportunity should be reserved for one or more Clients, and whether such opportunity is being offered to such Access Person by virtue of his or her position with the Adviser); and

If an Access Person shall have acquired direct or indirect beneficial ownership of a security of an issuer in a private placement transaction or of a Security which is an Unlisted Security, such Access Person shall disclose such personal investment to the Designated Officer prior to each subsequent recommendation to any Investment Advisory Client for which he acts in a capacity as an Access Person, for investment in that issuer.

If an Access Person shall have acquired direct or indirect beneficial ownership of a security of an issuer in a private placement transaction or of a security which is an Unlisted Security, any subsequent decision or recommendation by such Access Person to purchase securities of the same issuer for the account of a Client shall be subject to an independent review by advisory personnel with no personal interest in the issuer.

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 2
Prepared by Financial Registrations, Inc.	(ver. 040611)

Short-Term Trading Profits

No Access Person shall profit from the purchase and sale, or sale and purchase, of the same (or “equivalent”) securities of which such Access Person has, or by reason of such transactions acquired, direct or indirect beneficial ownership, within 60 calendar days, except to the extent that the transaction has been pre-cleared in accordance with the pre-clearance procedures, with consideration given to all relevant circumstances.  Any profit so realized without prior approval shall be disgorged as directed by the Designated Officer.  For purposes of this paragraph (d) the term "equivalent" shall mean, with respect to another security (the “Subject Security”), any security of the same class as the subject security, as well as any option (including puts and calls), warrant convertible security, subscription or stock appreciation right, or other right or privilege on, for or with respect to the subject security.

Gifts and Gratuities

No Access Person or a member of his or her family shall seek or accept gifts, favors, preferential treatment or special arrangements from any broker, dealer, investment adviser, financial institution or its Clients, or from any company whose securities have been purchased or sold or considered for purchase or sale on behalf of WA’s Clients.  The foregoing sentence shall not prohibit any benefit or direct or indirect compensation to the Access Person from any entity under common control with WA for bona fide services rendered as an officer, director or employee of such person. This prohibition shall not apply to gifts of de minimis value.  For purpose of this section, any gifts or other things shall be considered to be de minimis if the aggregate value of items received from a single donor does not exceed $100 in any calendar year. This section does not apply to an occasional meal or ticket to a theater, entertainment, or sporting event that is an incidental part of a meeting that has a clear business purpose and is not so costly or expensive as to raise any questions of impropriety.

Receipt of Brokerage Discounts

No Access Person shall, with respect to an account in which he or she has any direct or indirect beneficial ownership, accept any discount or other special consideration from any registered broker or dealer, which is not made available to other customers and clients of such broker or dealer.

Service as a Director

No Access Person shall serve on a board of directors of any company without prior authorization from the Designated Officer as well as a majority of the Investment Policy Committee (without including the Access Person requesting authorization if he is then a member of the Investment Policy Committee), based upon a determination that such board service would be consistent with the interests of Clients and their respective shareholders.  If board service of an Access Person is authorized, such Access Person shall be isolated from investment decisions with respect to the company of which he or she is a director through procedures approved by the Designated Officer.

Outside Investment Advisory Service.

No Access Person may render investment advisory services to any person or entity not (i) a client of WA, or (ii) a member of (or trust or other arrangement for the benefit of) the family of, or a close personal friend of, such Access Person, without first obtaining the permission of the Designated Officer.  This restriction is supplemental to, and does not in any way modify, the obligations of any Access Person who has a separate agreement with WA with respect to competitive activities.

Protection of Material Nonpublic Information

WA restricts access to material nonpublic information about WA’s securities recommendations, and client securities holdings and transactions, to only those “authorized persons” who need the information to perform their duties.  Such persons may include certain personnel assigned to providing service to a client or account or may include additional affiliated personnel who are responsible for providing necessary services to WA or its account(s), i.e., brokers, accountants, custodians, and fund transfer agents.

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 3
Prepared by Financial Registrations, Inc.	(ver. 040611)

Exemptions

Neither the prohibitions nor the reporting requirements of this Code shall apply to: (i) purchases, sales or other acquisitions or dispositions of securities for an account over which the Access Person has no direct influence or control and does not exercise indirect influence or control; (ii) purchases, sales or other acquisitions or dispositions of securities which are not eligible for purchase or sale by WA; (iii) Involuntary purchases or sales made by an Access Person; (iv) purchases which are part of an automatic dividend reinvestment plan; (v) purchases or other acquisitions or dispositions resulting from the exercise of rights acquired from an issuer as part of a pro rata distribution to all holders of a class of securities of such issuer and the sale of such rights; and (vi) purchases, sales or other acquisitions or dispositions which receive the prior approval of the designated officer.

VI. Reporting and Accountability

Each Access Person of WA must:

•	upon adoption of the Code (or thereafter as applicable, upon becoming an Access Person), affirm in writing to WA that he/she has received, read, and understands the Code;

•	annually affirm that he/she has complied with the requirements of the Code or describe any lack of compliance with the Code;

•	not retaliate against any other Access Person or any employee of WA or their affiliated persons for reports of actual or potential violations that are made in good faith; and

•	notify WA’s Compliance Officer promptly if he/she knows of any violation of this Code. Failure to do so is itself a violation of this Code.

Required Reports

The following is list of WA’s required reports and the frequency with which they are to be disclosed:

Initial Holdings Report. Every newly hired Access Person must submit a report in writing to the Designated Officer listing all securities beneficially owned, as well as all securities accounts, as of the date he or she becomes subject to this Code’s reporting requirements.  This list is to be submitted to the Designated Officer within 10 days of the date the Access Person becomes subject to this Code’s reporting requirements.

Annual Holdings Report- Each year, every Access Person must submit to the Designated Officer a listing of all securities he or she beneficially own, as well as all of your securities accounts.  Your list must be current as of a date no more than 30 days before you submit the report.

Quarterly Transaction Reports- Each quarter, every Access Person must report all securities transactions effected, as well as any securities accounts established, during the quarter.  A report must be submitted to the Designated Officer no later than 10 days after the end of each calendar quarter.

VII. Administration and Construction of the Code

The administration of this Code shall be the responsibility of the appropriately designated principal who shall serve as the “Administrator” of this Code.

The duties of the Administrator include: (1) continuous maintenance of a current list of the names of all Access Persons, with an appropriate description of their title or employment; (2) providing each Access Person a copy of this Code and informing them of their duties and obligations thereunder, and assuring that Covered Persons who are not access persons are familiar with applicable requirements of this Code; (3) supervising the implementation of this Code by WA and the enforcement of the terms hereof by WA; (4) maintaining or supervising the maintenance of all records and reports required by this Code; (5) preparing listings of all transactions effected by any Access Person within thirty (30) days of the date on which the same security was held, purchased or sold by WA; (6) determining whether any particular

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 4
Prepared by Financial Registrations, Inc.	(ver. 040611)

securities transaction should be exempted pursuant to the provisions of this Code; (7) issuing either personally or with the assistance of counsel, as may be appropriate, any interpretation of this Code which may appear consistent with the objectives of the Rule and this Code; (8) conducting of such inspections or investigations, as shall reasonably be required to detect and report, with recommendations, any apparent violations of this Code to the Board of Directors of WA or any Committee appointed by them to deal with such information; and (9) submitting a quarterly report to the directors of WA containing a description of any violation and the sanction imposed; transactions which suggest the possibility of a violation of interpretations issued by and any exemptions or waivers found appropriate by the Administrator; and any other significant information concerning the appropriateness of this Code.

Amendments

This Code may not be amended or modified except in a written form, which is specifically approved by majority vote of WA’s Board of Directors and/or Ethics Committee.

Application of the Code

WA’s Administrator is responsible for applying this Code to specific situations in which questions are presented under it and has the authority to interpret this Code in any particular situation. WA’s Administrator is authorized to consult, as appropriate, with internal/outside counsel to WA, and is encouraged to do so. However, any waiver sought by an Access Person will be considered by WA’s Board and/or Ethics Committee.

The following procedures shall be implemented when investigating and enforcing this Code:

•	WA’s Administrator will take all appropriate action to investigate any potential or reported violations;

•	if, after such investigation, WA’s Administrator believes that no violation has occurred, he/she is not required to take any further action;

•	any matter that WA’s Administrator believes is a violation will be reported to WA’s Ethic Committee and/or Board;

•
if the Board or Ethics Committee concurs that a violation has occurred, appropriate corrective action and/or disciplinary action may be considered which may include a recommendation to dismiss the Access Person;

•	WA’s Board and/or Ethics Committee will be responsible for granting waivers, as appropriate; and

•	any changes to or waivers of this Code will be disclosed to the extent required by SEC rules.

Sanctions

Any violation of this Code shall be subject to the imposition of such sanctions by WA as may be deemed appropriate under the circumstances to achieve the purposes of the Rule and this Code which may include suspension or termination of employment, a letter of censure and/or restitution of an amount equal to the difference between the price paid or received by the Company and the more advantageous price paid or received by the offending person. Sanctions for violation of this Code by a director of WA will be determined by a majority vote of its Board of Directors.

VIII. Miscellaneous Provisions

Recordkeeping Requirements.

WA shall maintain records as required under the Investment Advisors Act of 1940 and in the manner and to the extent set forth below, and shall be available for examination by representatives of the Securities and Exchange Commission:

(i) A copy of this Code and any other code adopted by WA, which is, or at any time within the past five years has been, in effect shall be preserved in an easily accessible place;

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 5
Prepared by Financial Registrations, Inc.	(ver. 040611)

(ii) A record of any violation of this Code and of any action taken as a result of such violation shall be preserved in an easily accessible place for a period of not less than five years following the end of the fiscal year in which the violation occurred;

(iii) A copy of each report made pursuant to this Code shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place; and

(iv) A list of all persons who are, or within the past five years have been required to make reports pursuant to this Code shall be maintained in an easily accessible place.

(v) A copy of each annual report provided by section VI shall be preserved for a period of not less than five years from the end of the fiscal year in which it is made, the first two years in an easily accessible place.

Confidentiality

All reports and records prepared or maintained pursuant to this Code will be considered confidential and shall be maintained and protected accordingly. Except as otherwise required by law or this Code, such matters shall not be disclosed to anyone other than WA’s Board or Audit Committee.

Internal Use

The Code is intended solely for the internal use by WA and does not constitute an admission, by or on behalf of WA, as to any fact, circumstance, or legal conclusion.

IX. Acknowledged Receipt of Code of Ethics

WA provides each Access Person with a copy of WA’s Code and any amendments thereto, and requires each Access Person to acknowledge, in writing, his/her receipt of the Code. Each Access Person further acknowledges that any questions and/or comments related to WA’s Code shall be addressed to the designated Administrator and resolved prior to the date and signing of this Code.

Patrick F. Hart III	/s/ Patrick F. Hart III
Name of Access Person	Signature of Access Person

Managing Member	May 24, 2012
Title	Date

IA Code of Ethics for Blue River Asset Management, LLC	Exhibit 3.08/Page 6
Prepared by Financial Registrations, Inc.	(ver. 040611)